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EXHIBIT 99.2


ATI PARTICIPATES IN THE ESTABLISHMENT OF JOINT GOVERNMENT/PRIVATE RUSSIAN COMPANY TO COORDINATE INTERNATIONAL GRANTS FOR NON-PROLIFERATION AND CONVERSION INDUSTRIES
May 17, 2001 1:16:00 PM ET


BERLIN--(BUSINESS WIRE)--May, 17, 2001--Advanced Technology Industries Inc. ("ATI") has entered into an agreement with Russian government and private interests for the formation of the financial and industrial group, SIBCONVERS, under Russian laws.

The formation of this company is the result of more than one year of investigations and discussions with various Federal, State and Municipal administrations of the Russian Federation and other countries concerning various international funding programs in the Krasnoyarsk Krai and in the "closed cities" in Siberia.

The agencies currently involved in these programs include the US Department of Energy-NCI (Nuclear Cities Initiative), the US Department of Defense-CTR (Cooperative Threat Reduction Program), the US Department of State-ISTC Program, and various committees of the European Union and agencies of the Federal Republic of Germany.

The goals of these programs are to promote the conversion of Russian nuclear defense industries into high tech non-defense and nuclear remediation enterprises and to retrain nuclear and military researchers, technicians and engineers employed in these industries. These industries are primarily located in the closed "Nuclear Cities" situated in Siberia.

SIBCONVERS is owned 50% by Russian interests and 50% by ATI. The Russian ownership group includes the TECHNOPOLIS FUND. TECHNOPOLIS FUND was originally established in 1998 to consolidate nuclear and military production organizations and institutes in Zhelesnogorsk for the purpose of the organization of non-defense based enterprises. This group includes the MINING AND CHEMICAL COMBINATE OF ZHELESNOGORSK (MCC), the STATE PRODUCTION UNIT-APPLIED MECHANICS (NPO-PM), the state construction company SIBCHIMISTROI, and the administration of the city of ZHELESNOGORSK, formerly known as Krasnoyarsk-26.

These State Enterprises were established in the 1950's by either MINATOM (Ministry of Atomic Energy of the Russian Federation) or the Ministry of Defense of the Russian Federation. An additional participant in the Russian group is a private Russian financial and trading corporation, Imperial Corp., formed in 1990.

The business plan of SIBCONVERS is to develop conversion programs for the armament factories and industries, programs for the creation of alternative jobs for nuclear and military personnel and the clearing of and storage of nuclear waste which are within the scope of the various international funding programs. It is the goal of ATI to have these conversion programs performed at the International Centre of Advanced Technologies (ICAT).

ICAT is a venture between ATI and a Russian State firm to develop a technology incubator park in Zhelesnogorsk in central Siberia in the Russian Federation.

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At present SIBCONVERS is engaged in the following activities incident to the development of the program:

-- Investigation and research of the technologies that have been usedand developed in the armament complexes of Central Siberia;

-- Analysis of the commercial viability of technologies previously developed by the armament complexes;

-- Research focused on the ecological effects of nuclear waste and identification of solutions to reduce the harmful effects of nuclear waste;

-- Research regarding storage and processing of nuclear waste in the Krasnoyarsk Region.

Advanced Technology Industries AVDI is a technology enabling holding company that transforms cold war ideologies into market place technologies by amassing, enhancing and distributing intellectual capital from incubation to global alliances.

ATI intends to participate in various programs established by agencies of the United States, Russian Federation, Federal Republic of Germany, the State of Israel and other multilateral agencies, such as the European Union and the European Bank of Reconstruction and Development, to promote the transfer of new technology from the military industrial industries and research institutes of the former Soviet Union, including the "closed nuclear cities" of the Russian Federation, to the private sector and industry.

Certain information and statements included in this news release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance, or achievement of the company to be materially different from any future results, performance, or achievements expressed or implied in such forward-looking statements.

(C) 2001 BusinessWire